TABLE OF CONTENTS



                             SHAREHOLDERS' AGREEMENT





                                  by and among

                      Consolidated Mercantile Incorporated,

                         Glencoe Skydome Holdings, L.P.,

                                Henry Schnurbach

                                       and

                                 Fred A. Litwin,

                               as Shareholders of

                             Polyair Inter Pack Inc.










                                Table of Contents

                                                                          Page



ARTICLE I         GOVERNANCE................................................1

         1.1      Board of Directors........................................1
         1.2      Subsidiary Boards.........................................3
         1.3      Meeting Provisions........................................3
         1.4      Secretary.................................................4
         1.5      Compensation..............................................4
         1.6      Exercise of Voting Rights.................................5
         1.7      Board Approvals...........................................5
         1.8      Monthly Operations Review Meeting.........................6
         1.9      Board Observation Rights..................................6
         1.10     Further Action............................................6
         1.11     1996 Agreement............................................7
         1.12     Breach....................................................7

ARTICLE II        RESTRICTIONS ON TRANSFER..................................7

         2.1      Restrictions on Transfer..................................7
         2.2      Required Sale.............................................8
         2.3      Prohibited Transfers......................................9

ARTICLE III       SHARE CERTIFICATES.......................................10

         3.1      Legend on Certificates...................................10

ARTICLE IV        MATTERS PERTAINING TO PPK LP.............................10

         4.1      Formation................................................10
         4.2      Voting...................................................10
         4.3      Management...............................................11
         4.4      Share Acquisitions.......................................11
         4.5      Mandatory Share Acquisition..............................11
         4.6      Limitation on Share Acquisitions.........................12
         4.7      Share Acquisition Funding................................12
         4.8      Debt Service.............................................12
         4.9      Actions Requiring Approval...............................13

ARTICLE V         TERM.....................................................13

ARTICLE VI        MISCELLANEOUS............................................13

         6.1      CMI Consolidated Financial Statements....................13
         6.2      No Third-Party Beneficiaries.............................13
         6.3      Entire Agreement.........................................14
         6.4      Succession and Assignment................................14
         6.5      Counterparts.............................................14
         6.6      Headings.................................................14
         6.7      Notices..................................................14
         6.8      Governing Law and Consent to Jurisdiction................15
         6.9      Specific Performance.....................................15
         6.10     Amendments...............................................16
         6.11     Severability.............................................16
         6.12     Expenses.................................................16
         6.13     Incorporation of Exhibits and Schedules..................16

                             SHAREHOLDERS' AGREEMENT

THIS AGREEMENT is made and entered into effective as of this 10th day of March, 2004, by and among Consolidated Mercantile Incorporated, an Ontario corporation ("CMI"), Glencoe Skydome Holdings, L.P., a Delaware limited partnership ("GSH"), Henry Schnurbach ("Schnurbach") and Fred A. Litwin ("Litwin"). CMI, GSH, Schnurbach and Litwin are referred to herein individually as a "Shareholder" and collectively as the "Shareholders".

WHEREAS, the Shareholders are the record and beneficial owners of an aggregate of 3,381,834 shares of the common stock, constituting 55.1% of the 6,137,800 issued and outstanding shares of capital stock (the "Polyair Common Stock") of Polyair Inter Pack Inc., an Ontario corporation ("Polyair"), as follows:

                  Shareholder                        Shares

                  CMI                                1,427,967

                  GSH                                1,827,667

                  Schnurbach                           101,200

                  Litwin                                25,000

WHEREAS, Litwin indirectly exercises control and direction over approximately 51.8% of the issued and outstanding shares of CMI;

WHEREAS, CMI exercises the voting rights relating to 510,463 shares of Polyair Common Stock owned by shareholders who are not parties to this Agreement;

WHEREAS, the Shareholders desire to enter into this Agreement restricting the transfer of Polyair Common Stock, and governing the manner in which they will regulate their relationship and other contractual rights involving Polyair and its subsidiaries.

NOW, THEREFORE, in consideration of the premises and promises contained herein, the parties agree as set forth below.

                                   ARTICLE I

                                   GOVERNANCE

     1.1 Board of Directors.

     (a) Each Shareholder shall vote all of its shares of Polyair Common Stock and all future acquired shares and any other shares over which it exercises voting control (the "Polyair Shares") to fix the number of individual members of the board of directors of Polyair (individually, a "Director" and collectively, the "Directors") at seven (7) and to elect and continue in office as Directors, four (4) individuals nominated by CMI and three (3) individuals nominated by GSH; provided, however, that, unless otherwise agreed by GSH, one of CMI's nominees shall have no direct or indirect relationship with Litwin or CMI (whether as a relative of Litwin or as an employee or creditor of CMI or an Affiliate of CMI or Litwin) and shall be reasonably acceptable to GSH (the "Fourth Director"). If in any year GSH rejects three (3) of CMI's nominees as the Fourth Director not being acceptable, CMI may then select as its nominee for the Fourth Director an individual (other than the rejected nominees) meeting the foregoing criteria, who is or has been a director of a publicly-held company or has comparable experience. GSH's nominees need not be Canadian citizens or residents of Canada.

     (b) If the applicable requirements of the securities laws or any stock exchange on which Polyair Shares are listed require that a majority of the board be independent, then two of CMI's nominees and two of GSH's nominees shall meet such requirements. If at any time the Board of Polyair shall be comprised of other than seven (7) Directors, the number of CMI and GSH nominees shall be adjusted so as to preserve the proportion in Section 1.1(a) hereof.

     (c) Promptly after the date hereof, the Shareholders, shall cause the following individuals to be elected as Directors:

                                    Jon Burgman
                                    Robert M. Gerrity
                                    Fred A. Litwin
                                    Sol D. Nayman
                                    G. Douglas Patterson
                                    Henry Schnurbach
                                    Sydney Greenberg

     GSH hereby consents to the nomination of Schnurbach as the initial Fourth Director, notwithstanding the fact that he may be deemed to be an employee of an Affiliate of CMI or that he may be a shareholder or optionholder of CMI.

     (d) Following November 15, 2005, GSH may upon fourteen (14) days prior notice unilaterally require the termination of Schnurbach as an executive officer of Polyair. Any such termination shall be without prejudice to any of Schnurbach's rights under his employment agreement with Polyair. Prior to the expiration of the fourteen (14) day notice period, CMI shall notify GSH of its election to either (i) assist GSH in effecting the termination of Schnurbach or (ii) exercise its rights as a Requesting Shareholder under
     Section 2.2 of this Agreement (notwithstanding that the third anniversary of the date of this Agreement shall not have occurred), in which case, GSH agrees not to pursue the termination of Schnurbach , so long as CMI continues to diligently pursue a required sale under Section 2.2 of this Agreement.

     (e) The parties acknowledge that until and unless the Shareholders represent all of the shareholders of Polyair, this Agreement shall not be interpreted as restricting in whole or in part the powers of the directors of Polyair or any Polyair Company to manage or supervise the management of the business and affairs of any Polyair Company or the ability of Directors, Officers and Senior Managers to fulfill their fiduciary duties under applicable law.

     1.2 Subsidiary Boards. CMI and GSH shall request their respective Director nominees to propose that the Polyair Board of Directors shall set the number of directors and elect or appoint to the board of directors or other governing body of each entity directly or indirectly owned or controlled by Polyair (each a "Polyair Subsidiary" and together with Polyair, the "Polyair Companies", each a "Polyair Company"; for greater certainty, the foregoing definitions in each case exclude PPK LP and its general partner, which are covered elsewhere herein) members in approximately the same proportion as those set forth for Polyair in
Section 1.1 hereof; provided, however, that with respect to subsidiaries which are not wholly-owned by Polyair ("Non-Wholly Owned Subsidiaries"), the composition of the board shall be subject to the agreements referred to in
Schedule 1.2. In the event that there is a change in the proportion of Directors that either CMI or GSH is entitled to nominate in accordance with Section 1.1 hereof, such change shall also apply to the designation of members to other Polyair Company governing boards.

     1.3 Meeting Provisions. CMI and GSH shall request their respective Director nominees to propose that each Polyair Company adopt resolutions to provide the following (provided that in respect of Non-Wholly Owned Subsidiaries, such resolutions may not conflict with the provisions of the agreements referred to in Schedule 1.2):

     (a) Board Meetings. Regular meetings of the board of Polyair shall be held at least once per fiscal quarter on dates established in advance by resolution of the board (Directors and the Secretary may participate in meetings by telephone);

     (b)  Out-of-Pocket  Expenses.  Directors  shall  be  reimbursed  for  their
     reasonable   out-of-pocket  expenses  incurred  in  connection  with  their attendance at meetings;

     (c) Location of Board Meetings. At least one board meeting of Polyair each year shall be held in each of Chicago, Illinois and Toronto, Ontario (Directors and the Secretary may participate in meetings by telephone);

     (d) Notice; Waiver of Notice. All board meetings shall be held on at least five (5) calendar days advance notice with notice of each regular or special meeting given by the Secretary (Directors may waive notice by attending the meeting);

     (e) Quorum. The quorum for any meeting of a board or committee shall require the presence of at least one Director nominated by GSH; provided, however, that if the meeting has been adjourned for failure to achieve a quorum for at least two (2) full business days, then following written notice of the reconvened meeting, the failure of such nominee to attend a meeting in respect of which notice has been duly given shall not preclude the reconvened meeting from proceeding, if a quorum is otherwise present as determined in accordance with the by-laws of the Polyair Company; and

     (f) Committees. Any committee of Directors of any Polyair Company shall consist of two or three members of the applicable board and shall include at least one GSH nominee. Polyair shall designate an audit committee with three members and a compensation committee with two members (the "Compensation Committee"). The Directors shall permit the Secretary to attend each committee meeting and shall deliver a report of each committee meeting at the board meeting next following the committee meeting.

     1.4 Secretary. CMI and GSH shall request their respective Director nominees to propose that each Polyair Company cause the Secretary and one assistant secretary of such Polyair Company (except in the case of a Non-Wholly Owned Subsidiary to the extent the provisions of this Section conflict with the agreements listed on Schedule 1.2) to be an individual nominated by GSH (such individuals to be collectively referred to herein as the "Secretary"), who shall have the following responsibilities:

     (a) Keep the minutes of the meetings of the shareholders and of the boards of directors, including all committee meetings;

     (b) See that all notices are duly given in accordance with the provisions of law or the applicable charter and bylaws;

     (c) Maintain the stock ledger and record books of each Polyair Company, provided that the shareholder register of Polyair shall be maintained by a transfer agent appointed by the board (currently Computershare Trust Company of Canada);

     (d) Approve any and all press releases or written communications with the general public prior to their release, unless such communication or meetings have been approved by the board of Directors or a committee thereof;

     (e) Have access to all books and records of each Polyair Company;

     (f) Circulate or be copied on any reports or materials delivered to directors of any Polyair Company; and

     (g) In general, perform all duties incident to the office of Secretary, and such other duties as are provided for by the applicable bylaws and as from time to time are delegated or assigned by the board of directors or by the chief executive officer of the Polyair Company; provided, however, that if the Secretary fails to perform any of the foregoing, the board of Directors of the relevant Polyair Company may appoint another assistant secretary to perform such duties as such board may direct.

     1.5 Compensation. CMI and GSH shall request their respective Director nominees to propose that the compensation of Officers and Senior Managers
(including salary, benefits, perquisites, bonus, and the grant of any stock options, stock appreciation rights or other equity based compensation) and any employment arrangement, whether written or unwritten, shall be determined by unanimous approval of the Compensation Committee, except in the case of a Non-Wholly Owned Subsidiary to the extent the provisions of this Section conflict with the agreements listed on Schedule 1.2. Neither CMI nor GSH nor any of their Affiliates shall engage in any transactions with Polyair, or accept the payment of fees in respect of services from Polyair, without the prior approval of the other. "Affiliate" shall mean any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity; provided, however, that PPK LP shall not be deemed to be an Affiliate for purposes of this Agreement. A person or entity shall be deemed to control another person or entity, if the controlling person or entity possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other person or entity, whether through the ownership of voting securities, membership interests, by contract or otherwise. "Officers and Senior Managers" shall mean those persons holding the offices president, chief financial officer, chief executive officer, chief operating officer, vice president of manufacturing of Polyair, or a division president, or a president or senior manager in charge of manufacturing of any significant Polyair subsidiary.

     1.6 Exercise of Voting Rights. GSH and CMI shall only vote in favour of a shareholder resolution approving or directing the taking by Polyair of any of the following actions upon consent of the other:

     (a) amend the charter or bylaws of any Polyair Company;

     (b) liquidate or dissolve any material Polyair Company;

     (c)  approve  any  amalgamation,  merger,  consolidation,   reorganization,
     recapitalization or similar transaction involving any Polyair Company;

     (d) approve or dismiss auditors.

     On all shareholder matters not expressly referred to in Sections 1.1 through 1.6, GSH shall exercise the voting rights attaching to all of the Polyair Shares owned or controlled by GSH as directed by CMI.

     1.7 Board Approvals. GSH and CMI shall request that their Director nominees shall, subject to any obligation such nominee may otherwise have at law as a result of its appointment or election as a director of a Polyair Company, only vote in favour of the actions enumerated below, if a majority of each other's nominees is also in favour thereof and, in any event, such action is approved by at least 5 of the 7 Directors (or if the board of Polyair consists of a number other than 7, by a number equal to the number of CMI nominees plus one), except in the case of a Non-Wholly Owned Subsidiary to the extent the provisions of this Section conflict with the agreements listed on Schedule 1.2:

     (a) issue any preference shares, any additional common shares or any other shares of capital stock, or equivalent thereto, of any Polyair Company or repurchase or redeem any such shares, or equivalent thereto, of any Polyair Company, except for the 1,072,500 shares of Polyair Common Stock reserved for issuance under the Polyair Stock Option Plan or the 598,802 shares reserved for issuance under Polyair's US$5,000,000 Convertible Promissory Note, due March 31, 2009, dated May 8, 2003 held by Jacuzzi Leisure Products;

     (b) hire for employment or terminate the employment of any Officers or Senior Managers;

     (c) pay or agree to pay any charges imposed by any Shareholder or any of their Affiliates (but excluding, for greater certainty, payments made to Schnurbach pursuant to the terms of his employment agreement with Polyair);

     (d) change any Polyair dividend or distribution policy;

     (e) establish or terminate any committee (or appoint or remove any chairman of any committee) of the Board of any Polyair Company;

     (f) dispose of any material business or material assets of any Polyair Company or acquire any material business or material assets of any third party;

     (g) incur debt for any material amount of borrowed money other than pursuant to a credit facility previously approved by the board of the relevant Polyair Company;

     (h) approve any Polyair's annual operating and capital expenditure budgets and any material changes or variation in such budgets; or

     (i) approve Polyair's investor relations policies and programs, including the distribution of any written materials presented to, or the initiation of meetings or conferences with, investment bankers or financial analysts.

     1.8 Monthly Operations Review Meeting. CMI and GSH shall request their respective Director nominees to propose that each Polyair Company cause the senior management of each Polyair Company, including the Secretary, to meet monthly to discuss the business and operations of the Polyair Companies, including summary balance sheet, income statement and cash flow information, capital expenditures, budgets and the performance of business plans. The CEO of Polyair shall circulate appropriate information to the Secretary and the other participants prior to the meeting. Fred Litwin shall, for as long as he is a director of Polyair, be given the opportunity to attend and chair such meeting.

     1.9 Board Observation Rights. CMI and GSH shall request their respective Director nominees to propose that Polyair authorize a representative designated by GSH and a representative designated by CMI to attend all meetings of the board of Directors as an observer; provided, however, that each observer executes a reasonable confidentiality and non-disclosure agreement prepared by Polyair whereby the observer agrees to hold in confidence all confidential information so provided. In the event that disclosure of any information to or attendance at any meeting or portion thereof by an observer could reasonably be expected to adversely affect the attorney-client privilege between Polyair and its counsel, Polyair shall have the right to withhold such information from the observer or to exclude the observer from such meeting or portion thereof. The parties acknowledge that Daniel S. Tamkin is acceptable as CMI's designated representative to act as an observer.

     1.10 Further Action. If Polyair ceases to be a registrant under the United States Securities and Exchange Act of 1934 and a reporting issuer under applicable Canadian securities legislation, each Shareholder shall cause the articles of incorporation and bylaws of Polyair and any Polyair Company to implement the provisions of this Article I and to require that the items listed in Section 1.7 shall not be taken by Polyair without the approval of CMI and GSH or a majority of the Directors designated by each of GSH and CMI.

     1.11 1996 Agreement. With respect to the Shareholder Agreement, dated February 20, 1996, as amended, among certain of the Shareholders, other shareholders of Polyair, Computershare Trust Company of Canada, as Trustee and as Escrow Agent, and Polyair (the "1996 Agreement"), CMI shall obtain a waiver to eliminate the right of the parties thereto to exercise their right of first refusal on any CMI shares and the right of the parties thereto, who are not Shareholders hereunder, to be nominated as a Director of Polyair. To the extent the provisions of this Agreement conflict with the 1996 Agreement, the provisions of this Agreement shall prevail as among the Shareholders. CMI agrees not to amend the 1996 Agreement without the prior written consent of GSH, which consent shall not be unreasonably withheld.

     1.12 Breach. Any failure to effect results contemplated by the provisions of this Article I shall be deemed a breach of this Agreement. Upon the occurrence of a such breach, either CMI or GSH shall give notice of such breach and the parties shall take such action as is necessary to cure the breach within sixty (60) calendar days. If a cure is not effective by the end of such sixty-day period, notwithstanding anything else to the contrary contained in this Agreement, the notifying party shall be entitled to pursue remedies for the breach available at law or in equity.

                                   ARTICLE II

                            RESTRICTIONS ON TRANSFER

     2.1 Restrictions on Transfer. Each Shareholder agrees not to sell, transfer, pledge or assign all or any portion of the Polyair Shares now owned or hereafter acquired by such Shareholder, except in connection with, and strictly in compliance with the conditions of, any of the following permitted transfers "Permitted Transfers"):

     (a) Transfers effected pursuant to Section 2.2 made strictly in accordance with the procedures set forth therein;

     (b) Transfers by GSH or CMI to any Affiliate;

     (c) Transfers by any Shareholder who is an individual upon such person's death to his heirs, executors or administrators or to a trust under his will or transfers between such person and his or her guardian or conservator;

     (d) Transfers to Daniel Tamkin in accordance with rights granted by CMI to him prior to the date hereof, the details of which appear in Schedule 2.1 to this Agreement; or

     (e) Shares acquired by Schnurbach upon exercise of options issued by Polyair or CMI, the details of which appear in Schedule 2.1 to this Agreement and which, for greater certainty, may be sold, transferred or assigned without any of the restrictions of this Agreement.

     In the case of a Permitted Transfer under Section 2.1 (b) or (c), the transferee of such Permitted Transfer (a "Permitted Transferee") shall execute a Joinder Agreement in substantially the form of Exhibit A attached hereto. Notwithstanding anything to the contrary in this Agreement or any failure to execute a Joinder Agreement as contemplated hereby, Permitted Transferees shall take any Polyair Shares so transferred subject to all provisions of this Agreement as if such shares were still held by the transferor, whether or not they so agree with the transferor and/or Polyair.

     2.2 Required Sale. At any time after the third anniversary of the date of this Agreement, upon the request of either CMI or GSH (the "Requesting Shareholder"), the Shareholders shall request their respective Director nominees to propose that Polyair retain an investment banker of recognized standing on terms reasonably acceptable to CMI and GSH to effect the sale or other disposition of its business and assets by auction or otherwise or to seek a buyer for all of the outstanding Polyair Shares. Subject to applicable laws and stock exchange requirements, the Shareholders shall use commercially reasonable best efforts to cause such sale to take place. Nothing contained in this Section
2.2 shall create any rights in any shareholder of Polyair or any other third party. If Polyair fails to promptly and diligently pursue the foregoing, in addition to any other rights or remedies the Requesting Shareholder may have hereunder, the Requesting Shareholder may arrange for the sale of all shares of Polyair Common Stock owned or controlled by the Shareholders, which sale may be effected either directly or by a vote of shareholders by merger or otherwise (a "Proposed Transaction") by complying with remaining the provisions of this
Section 2.2.

     (a) Offer Notice. The Requesting Shareholder shall deliver written notice (the "Offer Notice") at least thirty (30) calendar days prior to the closing date of the Proposed Transaction to each other Shareholder (the "Remaining Shareholders"). The Offer Notice shall specify (i) the number of shares subject to the Proposed Transaction (the "Offered Shares"), which shall include all Polyair Shares owned by the Requesting Shareholder, (ii) the consideration per share to be paid for the Offered Shares, which shall be paid in cash less a pro rata share of the reasonable third party expenses, commissions and fees incurred by the Shareholders in connection with the Proposed Transaction allocated on a per share basis (the "Offer Price"), (iii) the identity of the potential buyer(s), which shall not be an Affiliate of the Requesting Shareholder (the "Proposed Transferee") and
     (iv) all other material terms and conditions of the Proposed Transaction.

     (b) Obligation to Transfer. Each Remaining Shareholder shall be obligated to: (i) sell, transfer and deliver or cause to be sold, transferred and delivered to the Proposed Transferee all of the Remaining Shareholder's Polyair Shares on the same terms applicable to the Requesting Shareholder, subject to receipt of the Offer Price in cash; (ii) execute and deliver such stock powers or other instruments of conveyance and assignment to transfer ownership and title to its Polyair Shares to the Proposed
     Transferee; and (iii) take such other action, including voting by such Shareholder in favor of any Proposed Transaction and executing any purchase agreements, voting or proxy agreements, merger or amalgamation approvals, indemnity agreements, escrow agreements or related documents, as the Requesting Shareholder or Proposed Transferee may reasonably require in order to effect the Proposed Transaction.

     (c) If any Remaining Shareholder fails or refuses to vote or transfer its Polyair Shares as required by, or votes or attempts to vote its Polyair Shares in contravention of this Section 2.2, then such Remaining
     Shareholder hereby appoints the Requesting Shareholder its agent and attorney-in-fact, to sell its Polyair Shares in accordance with the terms of this Section 2.2 and grants to the Requesting Shareholder its proxy to vote its Polyair Shares in accordance with the terms of this Section 2.2. To the fullest extent permitted by applicable law, each Remaining Shareholder hereby waives any and all appraisal rights with respect to any Proposed Transaction. At the closing of the Proposed Transaction, each Remaining Shareholder shall deliver, against receipt of the Offer Price, certificates representing the Polyair Shares which such party holds of record or beneficially, with all endorsements necessary for transfer. In the event that any party fails or refuses to comply with the provisions of this Section 2.2, the other Shareholders and the Proposed Transferee, at their option, may elect to proceed with the Proposed Transaction notwithstanding such failure or refusal and, in such event and upon tender of the Offer Price to any noncomplying Shareholder, the rights of any such noncomplying Shareholder with respect to its Polyair Shares shall cease, other than its right to receive the Offer Price.

     (d) Representations. In the event that the Shareholders are required to provide any representations or indemnities in connection with the Proposed Transaction (other than representations or indemnities concerning such Shareholder's valid ownership of its Polyair Shares, free and clear of all liens and encumbrances (other than those arising under applicable securities laws), and its authority, power and right to enter into and consummate the Proposed Transaction without violating any other agreement, which representations the Shareholders hereby agree to provide), no Shareholder shall be liable for more than its pro rata share (based upon the Offer Price received) of any liability for misrepresentation or indemnity, and such liability shall not exceed of the total received by a Shareholder for its Polyair Shares.

     (e) Private Placement. Nothing in this Section 2.2 shall prevent either CMI or GSH from arranging a Proposed Transaction for Polyair Common Stock owned by the other Shareholder or negotiating for the purchase of the other's shares in a private placement transaction conducted by such Shareholder without directly involving Polyair.

     (f) Sale to Proposed Transferee. If the Proposed Transaction is not consummated in accordance with its terms within the later of (i) ninety
     (90) calendar days after the Offer Notice, and (ii) the satisfaction of all governmental and shareholder approval or filing requirements, the Proposed Transaction shall be deemed to lapse, and any transfers of Offered Shares pursuant to such Proposed Transaction shall be deemed to be in violation of the provisions of this Agreement, unless the Remaining Shareholder provides a new Offer Notice.

     2.3 Prohibited Transfers. If any transfer or pledge is made or attempted contrary to the provisions of this Agreement, such purported transfer shall be void ab initio, and the Requesting Shareholder, as well as the transferred Polyair Shares shall remain subject to this Agreement. Each other Shareholder shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law).

                                  ARTICLE III

                               SHARE CERTIFICATES

     3.1 Legend on Certificates. The following legend shall be typed on each certificate evidencing any of the Polyair Common Stock (which, in the case of CMI and Henry Schnurbach, shall be in addition to the legends required under the 1996 Agreement):

     THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS' AGREEMENT DATED AS OF MARCH , 2004, INCLUDING RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION FROM THE REGISTERED HOLDER AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

                                   ARTICLE IV

                          MATTERS PERTAINING TO PPK LP

     4.1 Formation. Once the terms of the initial Future Purchase (as defined below in Section 4.4) have been agreed to by CMI and GSH, CMI, GSH and Schnurbach shall organize an Ontario limited partnership having an entity owned equally by CMI and GSH as the general partner and those three (3) Shareholders as limited partners ("PPK LP"). PPK LP's business and activities shall be limited solely to acquiring shares of Polyair Common Stock not otherwise subject to this Agreement. The limited partnership capital and other economic interests of each Shareholder/limited partner of PPK LP shall be evidenced by limited partnership units issued by PPK LP. The number of limited partnership units issued to each limited partner shall be equal to the number of shares of Polyair Common Stock owned by such Shareholder on the date of the formation of PPK LP; provided, however, that if GSH owns fifty percent (50.0%) or greater of the total number of shares of Polyair Common Stock owned by the Shareholders under this Agreement, GSH's ownership and economic interest in PPK LP shall be set at forty-nine and nine tenths percent (49.9%). Participating limited partners shall execute a limited partnership agreement containing the provisions set forth in this Article IV in the form approved by CMI and GSH. PPK LP shall execute a Joinder Agreement in substantially the form attached hereto as Exhibit A and shall become a Shareholder under this Agreement. PPK LP shall take all action necessary to assure capital gains treatment for GSH or the proceeds of any sale of its Polyair Common Stock, including compliance with rules and regulations affecting passive foreign investment companies and making a qualified electing fund filing.

     4.2 Voting. Notwithstanding the limited partnership units or other economic interests of the limited partners in PPK LP, voting on all matters shall be by the general partner, allocated 50.01% to CMI and 49.99% in GSH. Limited partners of PPK LP shall have no voting rights, except as otherwise required by law.

     4.3 Management. The business and affairs of PPK LP shall be managed by its general partner, which shall have a governing board, consisting of 1 nominee of CMI and 1 nominee of GSH. Approvals with respect to any Future Purchase shall require unanimous consent of the governing board. The limited partnership agreement and constituent documents of the general partner shall provide for a Secretary acceptable to GSH with duties and authority comparable to those detailed in Section 1.4 of this Agreement (the "LLC Secretary"). The agreements and understandings regarding the governance and management of Polyair set forth in Article I of this Agreement and the restrictions on transfer set forth in
Article II of this Agreement, as well as the forfeiture contemplated by Article V of this Agreement shall be incorporated, mutatis mutandis, in the limited partnership agreement of PPK LP.

     4.4 Share Acquisitions. CMI and GSH agree to promptly consider any written proposal submitted by the other with respect to a potential purchase of Polyair Common Stock not subject to this Agreement (a "Future Purchase") by PPK LP at a price and on such terms as agreed to by CMI and GSH and in compliance with applicable laws. No Shareholder shall acquire any additional shares of Polyair Common Stock without first offering PPK LP the opportunity to purchase such shares and being notified in writing by the LLC Secretary that PPK LP has declined to purchase such shares; provided, however, that if PPK LP has not been formed at the time of such notice, notice will be given to the other Shareholders. Notwithstanding the foregoing, through June 30, 2004, Litwin and CMI, and any entity directly owned or controlled by either of them, may acquire shares of Polyair Common Stock and increase their aggregate ownership to 51% of the aggregate number of shares owned by CMI and GSH without first offering such opportunity to PPK LP; provided, however, that all shares so acquired shall be subject to this Agreement.

     4.5 Mandatory Share Acquisition. At any time after June 30, 2004 and prior to the third anniversary of the date of this Agreement, CMI and GSH shall each have the right to require PPK LP to offer to acquire up to 1,200,000 shares of Polyair Common Stock outstanding (other than shares owned by a Shareholder or its Affiliates), subject to the following:

     (a) the offer to acquire will comply with applicable laws and, if required under applicable securities laws, be effected by way of formal bid (as defined under applicable Canadian securities laws) or in accordance with an exemption therefrom;

     (b) the offer price must be agreed to by CMI and GSH;

     (c) if the offer to acquire is to proceed by way of formal bid, the offer price must be confirmed as being "fair from a financial point of view" by financial advisors to Polyair;

     (d) PPK LP may only be required to make one such offer to acquire during the term of this Agreement;

     (e) funding of PPK LP for the purchases resulting from the offer to acquire will be in accordance with Section 4.7; and

     (f) any share acquisitions by PPK LP pursuant to Section 4.4 or otherwise shall reduce the number of shares required to be acquired under this
     Section 4.5.

     4.6 Limitation on Share Acquisitions. Notwithstanding the provisions of Sections 4.4 and 4.5 of this Agreement, if on the date of formation of PPK LP, the number of Polyair Shares owned by GSH represents fifty percent (50%) or greater of the total number of shares owned by the Shareholders, then GSH may elect to acquire directly or to receive an option to acquire that number of shares of Polyair Common Stock which would maintain GSH's relative percentage ownership as among the Shareholders in effect immediately prior to the formation of PPK LP. The exercise price per share under the option shall be PPK LP's acquisition price. The terms and conditions of such option, if any, shall be reflected in the terms of the limited partnership agreement for PPK LP.

     By way of example, on the date hereof, GSH owns 1,827,667 (54.044%) of the 3,381,834 shares of Polyair Common Stock owned by the Shareholders. Consequently, of every 100,000 shares purchased by PPK LP, GSH shall acquire (or receive an option to acquire) 8,272 (8.272%) of the shares, so that with a 49.9% economic interest in the balance of 91,728 shares, GSH will, either directly or upon exercise of the option, acquire an ownership interest in 54,044 of the 100,000 shares acquired.

     4.7 Share Acquisition Funding. The funding for any Future Purchase shall be from the proceeds of amounts borrowed by PPK LP from third parties at a market rate (on a basis comparable to loans made for similar blocks of securities), and on terms and conditions acceptable to CMI and GSH. CMI and GSH shall, in their capacity as shareholders of the general partner of PPK LP (and shall direct the board of the general partner to), authorize any such borrowing by PPK LP. GSH may be retained as financial advisor for any such financing. The debt shall be secured by the shares so acquired, as well as a limited guaranty by each of CMI and GSH, secured by a pledge of such Shareholder's shares of Polyair Common Stock; provided, however, that the number of shares pledged by GSH shall be one less than the number of shares pledged by CMI. If GSH exercises its rights under
Section 4.6, GSH will provide an additional guaranty secured by the shares so acquired. Each guaranty shall be without recourse to such Shareholder, except to the extent of the pledged shares. PPK LP shall endeavor to arrange financing of any Future Purchase without (i) dilution to the voting or equity interest of CMI or (ii) an increase of the equity or economic interest of GSH to fifty percent (50%) or greater. CMI acknowledges that GSH will require the support of the board of Polyair and shall be paid a commitment fee and reimbursement of out-of-pocket due diligence expenses in respect of any role it plays in connection with such Future Purchase.

     4.8 Debt Service. Payments of principal and interest and all fees, costs and expenses related to debt incurred in connection with a Future Purchase (the "Debt Service") shall be paid in a timely manner. The general partner shall be authorized to sell Polyair Shares or additional limited partnership units to fund Debt Service. In the event that the Debt Service cannot be funded by such sales, the LLC Secretary shall make a capital call for each limited partner to fund in cash its pro rata share based upon the limited partner's percentage of limited partnership units in PPK LP owned on the date of such call. The limited partners shall be severally liable for all such capital calls (pro rata to their interest in PPK LP); provided, however, that GSH shall have no obligation to increase its ownership in PPK LP to fifty percent (50%) or greater. Upon the failure of any limited partner to fund a capital call, its limited partnership units shall be reduced by the amount of the call and transferred to the account of the limited partner(s) covering such amount. For purposes of this calculation, limited partnership units shall be valued at the lower of (a) the lowest price per share of Polyair Common Stock paid by PPK LP to acquire such shares or (b) the average closing market price of a share of Polyair Common
Stock based on the average closing market price of the Polyair Common Stock on its principal exchange for the five (5) trading days preceding the business day prior to the date such capital call is due. If the principal stock exchange (determined based on volume traded) is in Canada, the market price will be converted in US dollars on the basis of the Bank of Canada noon rate of exchange on the date such capital call is due.

     4.9 Actions Requiring Approval. Except as otherwise provided in this Agreement, GSH and CMI shall cause PPK LP not to engage in any of the following transactions:

     (a) Payment of fees to GSH, unless approved by Litwin or CMI;

     (b) Payment of fees to CMI, Litwin or any entities related to Litwin or CMI, unless approved by GSH;

     (c) Payment of fees to advisors (legal, financial or accounting), unless approved by both CMI and GSH; and

     (d) Amendment of its limited partnership agreement, unless approved by GSH and CMI.

                                   ARTICLE V

                                      TERM

     This Agreement shall commence on the date first written above and shall remain in effect until terminated by mutual consent of GSH and CMI. If Schnurbach is no longer the president of Polyair, he may, at his option, terminate his participation in this Agreement and cease to be a party hereto; provided, however, that any such termination shall constitute the automatic forfeiture (without payment of any consideration therefor) of all limited partnership interests and all other rights in or with respect to PPK LP. For greater certainty, upon any termination of Schnurbach, any Polyair Shares owned or controlled by him will be released from any restrictions on transfer under the terms of this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1  CMI  Consolidated   Financial  Statements.   The  Shareholders  hereby
acknowledge and consent to CMI's continued consolidation of the accounts of Polyair with those of CMI in its financial statement presentation.

     6.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Shareholders and their respective successors, permitted assigns and Permitted Transferees.

     6.3 Entire Agreement. This Agreement constitutes the entire agreement among the Shareholders with respect to the subject matter hereof and supersedes any other prior understandings, agreements, or representations by or among the Shareholders, written or oral, with respect to the subject matter hereof, including the 1996 Agreement, subject to Section 1.10.

     6.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Shareholders named herein and their respective successors, permitted assigns and Permitted Transferees. No Shareholder may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of both CMI and GSH.

     6.5   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     6.6 Headings. The section headings contained in this Agreement are inserted
for  convenience   only  and  shall  not  affect  in  any  way  the  meaning  or interpretation of this Agreement.

     6.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been sufficiently given and received for all purposes when delivered by hand or facsimile or two (2) business days after being sent by guaranteed receipted overnight delivery (provided, that any facsimile transmission shall be confirmed by receipted guaranteed overnight delivery) to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other parties):

     (a) if to GSH to:

                  c/o      Glencoe Capital, LLC
                  222 West Adams Street, Suite 1000
                  Chicago, Illinois  60606
                  Attention:  G. Douglas Patterson
                  Facsimile:  (312) 795-0455

     with a copy to:

                  McDermott, Will & Emery
                  227 West Monroe Street
                  Chicago, Illinois  60606
                  Attention:  Robert A. Schreck, Jr.
                  Facsimile:  (312) 984-7700

     (b) if to CMI or Litwin to:

                  Consolidated Mercantile Incorporated
                  c/o Forum Financial Corp
                  106 Avenue Road
                  Toronto, Ontario M5R 2H3
                  Attention:  Fred Litwin
                  Facsimile:  (416) 920-7851

     with a copy to:

                  Lang Michener LLP
                  BCE Place
                  181 Bay Street
                  Suite 2500
                  Toronto, Ontario M5J 2T7
                  Attention:  Philippe Tardif
                  Facsimile:  (416) 304-3761

     (c) if to Schnurbach to:

                  25 Cortleigh Blvd.
                  Toronto, Ontario M5N 1R2
                  Attention:  Henry Schnurbach
                  Facsimile:  (416)

     6.8 Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the state of New York without giving effect to any choice or conflict of law provision or rule. Each party submits to the exclusive jurisdiction of any federal court sitting in the State of New York, in any action or proceeding arising out of or relating to this Agreement (which, for greater certainty, shall not extend, insofar as Schnurbach is concerned, to the terms of his employment agreement with Polyair) and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Each party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.7 above. Each party agrees that a final and non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     6.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages would not provide an adequate remedy. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the state of New York having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     6.10 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both GSH and CMI; provided, however, that the last sentence of Article V and the provisions of this Agreement which relate to the Polyair Shares owned or controlled by Schnurbach shall not be amended without the written consent of Schnurbach. No course of dealing between the Shareholders and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

     6.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     6.12 Expenses. Each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     6.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                                                 * * *

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement effective as of the date first above written.





                                             CONSOLIDATED MERCANTILE
Henry Schnurbach                             INCORPORATED


                                             By:
Fred A. Litwin                               Name:
                                             Title:




                                             GLENCOE SKYDOME HOLDINGS, L.P.

                                             By:  Glencoe Skydome GP, Inc.,
                                                   its general partner


                                             By:
                                                   G. Douglas Patterson,
                                                   Vice President

                                    EXHIBIT A

                            Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Shareholders Agreement, dated as of March 3, 2004 and as may be amended from time to time (the "Agreement") by and among certain Shareholder of Polyair Inter Pack, Inc. For all purposes of the Agreement, the undersigned shall be included within the term "Shareholder" (as defined in the Agreement). The address and facsimile number to which notices may be sent to the undersigned is as follows:



                               Name:                 __________________________
                               Address:              __________________________
                                                     __________________________
                                                     __________________________
                               Facsimile No:         __________________________



IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of this day of , .






                                  Schedule 1.2



1. PXL Cross Linked Foam Corporation (the "Corporation"), a corporation in which Polyair Cross Linked Technologies Inc. (a wholly owned subsidiary of Polyair) ("PCL") owns a 50.1% interest in, and Palziv BV ("Palziv") owns the remaining 49.9% interest in, is subject to a shareholders agreement dated the 7th day of November 2001, as amended, among the Corporation, PCL and Plaziv (the "PCL Shareholders' Agreement"). In accordance with the PCL Shareholders' Agreement the composition of the board of directors of the Corporation shall be four directors; two directors nominated by PCL and two directors nominated by Palziv.

2. Cantar/Polyair Corporation, a subsidiary of Polyair Inter Pack Inc., is a party to a shareholders' agreement (the "FIPCo Shareholders Agreement") made as of September 16, 2003 in respect of an entity known as "Foam In Place Co.", incorporated or to be incorporated under the laws of Israel. The FIPCo Shareholders Agreement contains provisions relating to the composition of the board of directors, meetings of directors, pre-emptive rights, shareholder proceedings, financing and shareholder contributions and advances, marketing and distribution, management and share transfers, among other matters.

3. Polyair Inter Pack Inc is a party to an agreement with the other two shareholders of P.S.C. Moulding Corporation dated July 31, 1999. Such agreement contain provisions dealing with various inter-company transactions, indebtedness and fees, among other matters. The parties to that agreement are currently negotiating a more detailed shareholder agreement in respect of P.S.C. Moulding Corporation, which agreement is expected to contain provisions addressing share capital, operations, employment and share transfers among other matters.



                                  Schedule 2.1
               Permitted Transfers to Daniel Tamkin and Schnurbach




                        Option to acquire               Option to acquire
                      Polyair Common Stock            Polyair Common Stock
                            From CMI                      From Polyair
Daniel Tamkin                143,325
Schnurbach                   60,000                          320,000